EXHIBIT 10.51

AMENDMENT #1

TO THE $250,000 CONVERTIBLE NOTE

The parties agree that the $250,000 Convertible Note, dated December 16, 2014, by and between Eventure Interactive, Inc. and JMJ Financial (the "Note") is hereby amended as follows:

I.      Payments of Consideration. The fourth sentence of the second paragraph of the Note, which states "The Investor may pay up to an additional $75,000 Consideration to the Issuer in such amounts and at such dates as the Investor may choose in its sole discretion" shall be deleted in its entirety. The first four sentences of the second paragraph of the Note shall thereafter read as follows: "The Principal Sum is $250,000 (two hundred fifty thousand) plus accrued and unpaid Interest and any other fees. The Consideration is $225,000 (two hundred twenty five thousand) payable by wire (there exists a $25,000 original issue discount ("OID")). The Investor shall pay $50,000 of Consideration upon closing of this Note. Thereafter, the Investor may pay additional Consideration to the Issuer only by mutual agreement up to a total Consideration of $225,000."

2.      Terms of Future Financings. Section 6 of the Note, entitled "Terms of Future Financings," shall be deleted in its entirety and replaced with the following language: "This Section 6 intentionally left blank."

ALL OTHER TERMS AND CONDITIONS OF THE $250,000 CONVERTIBLE NOTE REMAIN IN FULL FORCE AND EFFECT.

Please indicate acceptance and approval of this amendment dated January 16, 2015 by signing below:

/s/ Gannon Giguiere	/s/ Justin Ederle
Gannon Giguiere	JMJ Financial
Eventure Interactive, Inc.	It’s Principal
Chief Executive Officer

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